BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

February 21, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: ANTRIABIO, INC.
File Reference No. 000-54495

We have read Antriabio, Inc.'s statements included in Item 4.01 on Form 8-K filed on February 19, 2013. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Berman & Company, P.A.

Berman & Company, P.A.

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants